Exhibit 10

News Release

News Release

Bayer AG
Communications
51368 Leverkusen
Germany
Phone: +49 214 30-1
www.press.bayer.com

Ad-hoc statement:

Bayer: Takeover offer for Schering successful

•                  Bayer now controls 88.0 percent of issued and outstanding Schering shares

•                  Additional acceptance period will run from June 23 to July 6, 2006

Leverkusen — The way is now clear for the Bayer Group to acquire Berlin-based pharmaceuticals company Schering AG. Bayer has gained control of a total of 88.0 percent of Schering’s approximately 191 million issued and outstanding shares. The attainment of a three-quarters majority was the last remaining condition of the takeover offer. Both the E.U. Commission and the U.S. antitrust authorities had already given their unconditional approval.

By the expiration of the acceptance period on June 14, 2006, 87.3 million Schering shares had been tendered to Bayer under the takeover offer. This is equivalent to 45.7 percent of the issued and outstanding Schering shares. In addition, by the same date, Bayer had acquired 77.8 million Schering shares, or 40.7 percent of the issued and outstanding Schering shares, either on the stock market or directly. The minimum acceptance threshold of 75 percent was therefore exceeded. A further 2.9 million Schering shares, or 1.5 percent, were purchased by the Bayer Group thereafter.

The remaining Schering stockholders have the opportunity to accept the attractive offer of EUR 89 per share during the additional acceptance period, which runs from June 23 until July 6, 2006. Bayer continues to pursue its goal of wholly acquiring Schering.

Leverkusen,          June 20, 2006

ha                           (2006-0322-E)

Important information:

This is neither an offer to purchase nor a solicitation of an offer to sell shares or American depositary shares of Schering AG. The offer has been made by Dritte BV GmbH, a wholly-owned subsidiary of Bayer AG, for all bearer shares with no par value of Schering AG (including all bearer shares with no par value represented by American depository shares). The terms and conditions of the offer, including any possible extension of the acceptance period in case of a competing offer by a third party, have been published in the offer document after the permission of the German Federal Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht, BaFin) has been obtained on April 12, 2006. Dritte BV GmbH also has filed a tender offer statement with the U.S. Securities Exchange Commission (SEC) with respect to the takeover offer. Investors and holders of shares and American depositary shares of Schering AG are strongly advised to read the tender offer statement and other relevant documents regarding the takeover offer filed by Dritte BV GmbH with the SEC because they contain important information. Investors and holders of shares and American depositary shares of Schering AG will be able to receive these documents free of charge at the SEC’s web site (http://www.sec.gov), or at the web site http://www.bayer.com.

This is not an offer of Bayer AG’s securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer, its management and its financial statements.

Bayer AG has been granted exemptive relief from the provisions of Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, permitting it (or Dritte BV GmbH or certain of its other affiliates or financial institutions on its behalf) to make purchases of shares of Schering AG outside of the takeover offer until the end of the offer period, subject to certain conditions. Accordingly, to the extent permissible under applicable securities laws and in accordance with normal German market practice, Bayer AG, Dritte BV GmbH or its nominees or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, shares of Schering AG outside the United States, other than pursuant to the offer, before or during the period in which the offer is open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required by applicable securities laws.

The distribution of this announcement and the offer and sale of the securities described in this announcement in certain jurisdictions may be restricted by law. Any persons reading this announcement should inform themselves of and observe any such restrictions. This announcement may not be taken, distributed or transmitted, directly or indirectly, in any form in or into Italy or Canada.

This communication is directed only at persons who (i) are outside Italy, the United Kingdom, Canada or Japan or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49 (2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

This announcement is not an offer of securities for sale in Germany and is not a listing prospectus according to the German Securities Prospectus Act (Wertpapierprospektgesetz) as amended, the Commission Regulation (EC) No 809/2004 of 29 April 2004 as amended, or any other laws applicable in Germany governing the issue, offering and sale of securities. Any investment decisions or advices for investment decisions should only be made or given based on a prospectus which also includes a section on risk factors.